Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Reports Record Revenue Up 31% to $286 million; Raises Full-Year Outlook

●	SaaS Strength: Annual Recurring Revenue of $368 million, up 41%
●	Profit of $0.71 per diluted share, non-GAAP diluted EPS of $0.44, Adjusted EBITDA of $50 million
●	Future contracted revenue surpasses $3 billion

Dear Shareholders,

Our second quarter financial results reflect continued momentum throughout the business, including notable across-the-board strength in new product adoption.

Revenue growth of 31% year over year was driven by strong demand for Axon Cloud SaaS solutions, Axon Body 3 and Axon Fleet 3 systems, and our TASER 7 platform. Revenue from new SaaS products — such as productivity solutions, real-time operations, Axon Air, ALPR and VR(1) — nearly tripled year over year, highlighting our ability to drive customer adoption of our new software solutions.

We also executed against several key priorities in the quarter that position us well for future growth — including deepening our relationships with key partners and strategically investing to build out the Axon Ecosystem.

In June, we renewed our strategic technology partnership with Microsoft Azure — signing a six-year agreement that provides long-term pricing certainty and cost visibility for our Axon Cloud business. The renewal will support our software gross margin target of 80%+, and enables us to offer pricing predictability to our own customers. We discuss other ecosystem developments in more detail, below.

Customers are increasingly demonstrating their confidence that we are the right technology partner for them, for the next decade. We make it easy for our customers to bet on us, because we deliver. In the second quarter, 108 customers signed contracts for longer than five years. The quality of the deal flow is also strong. About a third of our top 100 deals were for a decade or more. This drives our confidence in our ability to continue scaling a rapidly growing, highly recurring SaaS business, with virtually zero churn.

(1)	ALPR is the industry acronym for automatic license plate recognition. Enabled by artificial intelligence, Axon’s ALPR solution comes standard with the Axon Fleet 3 in-car camera system. Plate read data that is collected during patrol is then retained and can be queried through Axon Evidence for later investigations.

VR is Axon’s virtual reality training solution, which is included stand-alone or included in our highest value bundled offerings.

Select Highlights:

Management updates

Josh Isner, COO

In June, we appointed Josh Isner to the role of Chief Operating Officer, a newly created position to expand the office of the CEO. Josh is an executive familiar to investors who have tuned into Axon’s earnings calls, which we’ve hosted over Zoom since early 2020. He’s had an outsized impact on Axon, including during his most recent tenure as chief revenue officer. As CRO, Josh was responsible for Axon's global growth, customer service, professional services, and sales operations. He has been instrumental in building Axon's revenue stream to support our 2022 guidance above $1 billion, and was a key member of the executive team responsible for driving historical annual revenue growth rates exceeding

25%. He now oversees Axon's operational functions including business operations and execution, policies and employees.

Isaiah Fields, CLO

In July, we appointed Isaiah Fields to the role of Chief Legal Officer, where he will spearhead Axon initiatives across legal operations, government affairs, risk management and compliance. In Isaiah’s previous role as general counsel, he drove success across all elements of our global organization. We are confident that Isaiah's leadership, devotion to his team and passion for our mission will help Axon successfully navigate this phase of rapid growth as we scale in complexity and expand globally.

CFO search

Our search process for a permanent CFO is progressing well and includes a strong pipeline of quality candidates.  We hope to welcome shortly an outstanding executive who brings an appetite for strong financial rigor, along with the operational expertise to continue to drive scale and long-term growth at Axon.

Customers & Product

New VR simulator promotes de-escalation for public safety: The Phoenix Police Department and New Castle County Police in Delaware are the first agencies to deploy Axon’s latest improvement in its VR offerings. The new simulator allows officers to train from anywhere. Trainees learn to operate TASER 7 devices and training firearms in VR. Scenarios include indoor range and an outdoor, nighttime setting. The fast-paced exercises help trainees learn safety features, recognize proper spread and probe placement on moving subjects, manage clothing disconnects, and practice for higher effectiveness when deploying TASER cartridges. More than 1,000 U.S. agencies now use Axon VR training.

TASER 7 Device adoption accelerates in Canada: Police services in Ontario, including Toronto, found that simply presenting a TASER device de-escalates a situation between 70% to 90% of the time, without having to deploy a cartridge. Recent TASER 7 device adoption in Canada has included the Calgary Police Service, York Regional Police, Peel Regional Police, Toronto Police Service and the Edmonton Police Service.

U.S. federal funding momentum: Axon’s Federal business outlook continues to strengthen with recent developments signaling broad support for body camera adoption. In May, the White House issued an executive order that mandated body cameras for federal law enforcement. In addition, the White House’s proposed FY2023 budget includes body camera funding for the Justice Department. We are also seeing support in Congress for body camera programs among the following federal law enforcement customers: Justice Department agencies, including the FBI, the U.S. Marshals, the U.S. Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and Explosives; Department of Homeland Security agencies, including U.S. Customs & Border Patrol, and U.S. Immigration & Customs Enforcement; and Department of Interior agencies. The House is also proposing funding for state and local agency matching grants to drive body camera adoption.

Strategic initiatives:

In May, we hosted our seventh annual Axon Accelerate — our user conference that has become the largest technology conference in public safety. On display was the strength of the Axon Ecosystem, featuring a growing network of partnerships and integrated products. Our go-to-market strategy for the Axon Ecosystem has graduated from an idea to now delivering tangible customer value.

In addition to extending our technology partnership with Microsoft, highlighted at the beginning of this letter, we also executed several new key strategic initiatives during the second quarter:

●	Foundry 45: In April, we announced the acquisition of Foundry 45, a VR studio focused on delivering immersive training modules to large organizations. The acquisition bolsters Axon’s VR team in transforming public safety by making training more accessible, relevant and affordable — with the goal of better preparing officers for real-life situations.
●	Fūsus: In May, we announced a strategic partnership with Fūsus along with a $21 million non-controlling minority investment. Fusus is the U.S. market leader in real-time crime center solutions for public safety. The partnership makes it easier and more cost-effective for communities to aggregate live feeds from public and private cameras in addition to live video feeds from Axon Body 3, Axon Fleet 3 and Axon Air connected drones, creating a unified operational picture for first responders.
●	Skydio: In May, we also announced live-streaming from Skydio drones into our Axon Respond platform. The integration with Respond will enable command staff and 911 dispatchers to combine the live-streaming capabilities of Axon body-worn and in-car cameras with the Skydio drone's aerial perspective to provide a more comprehensive operational picture.
●	Dedrone: In June, we closed a $25 million non-controlling minority follow-on investment in Dedrone, a market leader in counter unmanned aircraft systems. Axon led the company’s oversubscribed $30 million Series C-1 financing round, which follows our initial $25 million investment in Dedrone in December 2021. Dedrone is accelerating on a path towards making the world safer from unauthorized and malicious drones. After conducting extensive due diligence to evaluate opportunities to participate in the rapidly growing air security market, we were impressed by Dedrone's technology, team and commercial traction.
●	DroneSense: In June, we also closed a $15 million non-controlling minority investment in DroneSense in support of our previously announced partnership to implement its piloting, program management and operations solution via Axon’s unmanned aircraft program, Axon Air. DroneSense has also integrated its software platform with Axon’s digital evidence management platform, Axon Evidence, and real-time operations hub, Axon Respond, to provide agencies with a comprehensive solution to start and operate a drone program. This integration streamlines first responder and drone pilot communications — allowing live streaming from the UAS into Axon’s real-time operations platform and digital footage to be stored in Axon’s evidence management platform.

In addition to these recent new initiatives, we are also seeing positive momentum across our broader ecosystem. In late 2021, we acquired Occam Video Solutions, a leader in digital video investigations software. The business has been integrated with Axon, and, in addition to powering our Third-Party Video Playback solution, Occam’s flagship investigative software, iNPUT-ACE, has been relaunched as Axon Investigate, and is seeing growing interest from our customers.

Our partnerships with Flock Safety and RapidSOS are also expanding in value for the Axon Ecosystem. We are seeing strong adoption of Flock Safety’s ALPR cameras nationwide. Plate reads captured by Flock Safety’s cameras can be shared to cases with a single-click and managed within Axon Evidence workflows. RapidSOS’s technology powers Axon’s recently launched consumer focused smart phone app for personal safety, Axon Protect (available in the Apple App Store and on Google Play), which enables users to connect with a live Axon agent. We also recently launched an Axon Respond integration with RapidSOS, which enables 911 operators that use the company’s Jurisdiction View software platform to see live locations of first responders equipped with Axon Body 3 cameras and also live-stream videos from those cameras.

Summary of Q2 2022 results

●	Quarterly revenue of $286 million grew 31% year over year, exceeding our expectations, and led by software and sensors segment growth of 41%.
●	Total company gross margin of 60.9% improved 20 basis points sequentially.
o	We are prudently managing through an inflationary environment. We expect gross margins to improve as we continue to increase manufacturing output, with some variability based on product mix.
o	We expect further TASER 7 automation to come online in the back half of this year and contribute to gross margin improvement in 2023. Our cloud hosting contract with Microsoft Azure also provides us long-term visibility into the gross margin on the software portion of our contracts, which has consistently trended above 80%.
●	Operating profit was $21 million. Operating expenses for the quarter of $153 million included $20 million in stock based compensation expenses.
o	SG&A of $95 million included $9 million in stock-based compensation expenses.
o	R&D of $58 million included $11 million in stock-based compensation expenses.
o	The sequential growth in operating expenses includes:

◾	$5 million tied to hiring that supports our long-term growth profile,
◾	$3 million tied to higher bonuses paid to employees at the senior director level and below,
◾	$2 million tied to annual company bonus accruals resulting from our improved outlook, and
◾	$1 million tied to our annual user conference.
◾	We expect expense growth, excluding stock-based compensation, to moderate in the back half of the year.
●	Our quarterly net income of $51 million, or $0.71 per diluted share, included $21 million in stock based compensation expenses, a $12 million non-cash, unrealized, mark-to-market loss related to our strategic investment in Cellebrite, and $60 million in net unrealized gains related to strategic investments.
o	Our stock based compensation expenses have declined significantly compared to 2021. Of the $21 million in total stock-based compensation expense in Q2 2022, $3 million was related to our specialized stock based compensation plans.(1) A year ago, we recognized $138 million of stock based compensation in the second quarter. The decline is due to the fact that we have expensed 94% of the total projected expenses for the plans since the CEO Performance Award was adopted in 2018 and the XSPP was adopted in 2019, including for XSPP grants issued to date.
●	Non-GAAP net income was $32 million, or $0.44 per share.
●	Adjusted EBITDA was $50 million.
o	Both Non-GAAP net income and Adjusted EBITDA exclude stock-based compensation expenses and net gains and losses related to our strategic investment portfolio.
●	Operating cash flow of $19 million supported free cash flow generation of $7 million and adjusted free cash flow generation of $10 million. We define free cash flow as operating cash flow less capital expenditures and purchases of intangible assets. Adjusted free cash flow excludes campus investments.
●	As of June 30, 2022 Axon had $356 million in cash, equivalents and investments.
o	Uses of cash in the quarter included $61 million for strategic investments, $23 million in working capital, $13 million in capital expenditures, and $7 million for the exercise of warrants in an existing strategic investment.
●	Axon has zero debt.
(2)	These innovative stock-based compensation plans were approved by shareholders in 2018 and 2019 and align the interests of management and employees with shareholders.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	30 JUN 2022	31 MARCH 2022	30 JUNE 2021	QoQ		YoY
	(in thousands)
Net sales	$135,586	$114,360	$112,528	18.6%		20.5%
Gross margin	64.3%	64.5%	66.4%	(20)	bp	(210)	bp
●	TASER segment revenue growth was driven by demand for our TASER 7 platform, with units up 85% year over year.
●	Q2 2022 TASER segment gross margin slightly declined sequentially. We expect further TASER 7 automation to come online in the back half of this year and contribute to segment gross margin improvement in 2023. We also expect to generate leverage on our fixed cost base as we grow into our expanding manufacturing footprint.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	30 JUN 2022	31 MARCH 2022	30 JUNE 2021	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$81,697	$77,016	$60,477	6.1%		35.1%
Axon Cloud gross margin	70.4%	72.3%	74.5%	(190)	bp	(410)	bp

Sensors and Other net sales	$68,330	$65,050	$45,790	5.0%		49.2%
Sensors and Other gross margin	42.9%	40.5%	39.7%	240	bp	320	bp
●	Axon Cloud revenue grew 35%year over year to $82 million, reflecting strong user growth for our Axon Evidence (Evidence.com) platform, and software features including transcription and body-camera enabled real-time operations capabilities across location-based services, live streaming and incident event alerts.
●	Axon Cloud gross margin of 70.4% included expected costs to scale our cloud business. This includes the low-to-no margin professional services costs of teams who help our customers deploy Axon’s solutions. The software-only revenue in this segment, which is annually recurring and includes cloud storage and compute costs, has consistently carried a gross margin above 80%.
●	Sensors & Other revenue grew 49% year over year to $68 million, reflecting growth in Axon Fleet 3 shipments followed by body camera unit growth.
●	Sensors & Other gross margin was 42.9%, reflecting a favorable product mix. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix.

Forward-looking performance indicators:

	30 JUN 2022	31 MARCH 2022	31 DEC 2021	30 SEP 2021	30 JUNE 2021
	($ in thousands)
Annual recurring revenue (1)	$367,952	$347,613	$327,488	$288,691	$260,178
Net revenue retention (2)	119%	119%	119%	119%	119%
Total company future contracted revenue (2)	$3,330,000	$2,970,000	$2,800,000	$2,390,000	$2,040,000
Percentage of TASER devices sold on a recurring payment plan	76%	45%	65%	58%	55%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (ARR) grew 41% year over year to $368 million.
●	Net revenue retention was 119% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling. Our law enforcement agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue grew to $3.33 billion, reflecting strong bookings in the quarter. This metric is also known as “remaining performance obligations.” Most of our bookings are for multi-year contracts. See definition of this metric under “Statistical Definitions.”
●	The percentage of TASER devices sold on a subscription was 76% in the quarter, reflecting a stronger mix of our TASER 7 devices, which are mostly sold on a subscription. As a reminder, Axon has been successfully transitioning its TASER hardware business into a subscription service in more mature markets and expanding into new markets where some initial sales are not on a subscription, with the intention of building subscription businesses in those markets over time.

Outlook

The following forward-looking statements reflect Axon’s full year 2022 expectations as of August 9, 2022, and are subject to risks and uncertainties.

●	Axon's upwardly revised full year 2022 revenue expectation has improved to a range of $1.07 billion to $1.12 billion, reflecting approximately 27% annual growth at the midpoint. Previously, Axon had guided to a range of $1.05 billion to $1.1 billion, reflecting 25% growth at the midpoint.
●	We now expect to deliver 2022 Adjusted EBITDA at the higher end of the previously communicated range of $190 million to $200 million.
o	As discussed last quarter, we are facing higher labor, freight and materials costs, which we are working to offset with automation, additional distribution facilities and engineering R&D on products to lower component costs.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be more than $104 million for the full year. Because our stock-based compensation expense may vary based on changes in the probability of attaining certain operational or market capitalization metrics or attainment of such metrics and with changes in the expected or actual timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.
●	We are maintaining our expected adjusted free cash flow range of $125 million to $145 million in 2022, compared with $85 million in 2021. This range reflects our expectations for operating cash flow, minus our expected purchases of property and equipment (CapEx) of $80 million to $90 million, excluding any investments made in our campus facility, which we expect to be less than $25 million.
●	We are revising our expected 2022 capital expenditures to a range of $80 million to $90 million, compared with our previous expectation of $135 million to $160 million.
o	We expect our net campus investments in 2022 to be less than $25 million, down from $85 million communicated previously. This reflects adjusted pacing as we continue to monitor remote-hybrid work trends and optimize our facility plans. We also are monitoring the economic environment and are course adjusting to maintain flexibility in how we invest our capital for growth.

We are energized by the momentum in our business, superior execution by our teams and the underlying strength of our model, all of which sets us up to continue accelerating growth and profitability.

Thank you for investing in our mission to protect life.

-The Axon team

Quarterly conference call and webcast

We will host our Q2 2022 earnings conference call webinar on Tuesday, August 9, at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/98326867283.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all product. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of June 30, 2022. We expect to recognize between 15% - 20% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, realized and unrealized gains/losses on strategic investments and marketable securities and pre-tax certain other items (identified and listed below in the reconciliation).

●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; realized and unrealized gains/losses on strategic investments and marketable securities; loss on impairment; costs related to strategic investments and business acquisitions; costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US public safety, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG report at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 270,000 lives and countless dollars have been saved with the Axon Network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Arizona, and a global software engineering hub in Seattle, Washington, as well as additional offices in the US, Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Apple and App Store are trademarks of Apple, Inc., Cellebrite is a trademark of Celebrite Mobile Synchronization Ltd.; Dedrone is a trademarks of Dedrone Holdings, Inc.; DroneSense is a trademark of DroneSense, Inc., Facebook is a trademark of Facebook, Inc.; Flock Safety is a trademark of Flock Group, Inc., dba Flock Safety; Google Play is a trademark of Google, Inc.; Microsoft and Azure are trademarks of Microsoft Corporation; RapidSOS is a trademark of Rapid SOS, Inc.; Skydio is a trademark of Skydio, Inc.; Twitter is a trademark of Twitter, Inc.; and Zoom is a trademark of Zoom Video Communications, Inc.

Axon, the Delta Logo, Axon Accelerate, Axon Air, Axon Body, Axon Evidence, Axon Fleet, Axon Network, Axon Respond, TASER, TASER 7 and Protect Life are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us
●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; the fulfillment of bookings; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2022 full year revenue, stock-based compensation expense, adjusted EBITDA, adjusted free cash flow, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10‑K for the year ended December 31, 2021. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Annual Report on Form 10‑K that we filed with the Securities and Exchange Commission ("SEC") on February 25, 2022 lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading “Risk Factors” in the Report on Form 10‑K, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

Update on Legal Matters:

Axon v. FTC

Axon continues to vigorously prosecute its federal court constitutional case against the Federal Trade Commission (FTC) while the FTC's separate antitrust administrative action against the company regarding its 2018 acquisition of Vievu LLC remains stayed.

On January 24, 2022, the U.S. Supreme Court accepted review of an important jurisdictional issue raised by Axon’s constitutional challenges to the FTC’s internal administrative structure and procedures. The high Court’s action is a critical first step for all businesses seeking to vindicate their constitutional rights and hold government regulators accountable. Oral argument is now set at the Supreme Court for November 7. A decision is unlikely before March 2023.  Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

Parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the acquisition was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Investor Relations via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2022	31 MARCH 2022	30 JUNE 2021	30 JUN 2022	30 JUNE 2021
Net sales from products	$200,051	$176,204	$156,427	$376,255	$297,313
Net sales from services	85,562	80,222	62,368	165,784	116,501
Net sales	285,613	256,426	218,795	542,039	413,814
Cost of product sales	87,502	79,352	65,301	166,854	123,917
Cost of service sales	24,148	21,335	15,565	45,483	28,615
Cost of sales	111,650	100,687	80,866	212,337	152,532
Gross margin	173,963	155,739	137,929	329,702	261,282
Operating expenses:
Sales, general and administrative	95,005	90,129	177,662	185,134	304,259
Research and development	57,547	48,416	53,952	105,963	100,970
Total operating expenses	152,552	138,545	231,614	291,097	405,229
Income (loss) from operations	21,411	17,194	(93,685)	38,605	(143,947)
Interest and other income, net	47,026	55,299	41,841	102,325	42,426
Income (loss) before provision for income taxes	68,437	72,493	(51,844)	140,930	(101,521)
Provision for (benefit from) income taxes	17,475	17,622	(4,727)	35,097	(6,487)
Net income (loss)	$50,962	$54,871	$(47,117)	$105,833	$(95,034)
Net income (loss) per common and common equivalent shares:
Basic	$0.72	$0.77	$(0.72)	$1.49	$(1.47)
Diluted	$0.71	$0.76	$(0.72)	$1.46	$(1.47)
Weighted average number of common and common equivalent shares outstanding:
Basic	71,040	70,950	65,166	70,995	64,604
Diluted	72,283	72,349	65,166	72,316	64,604

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 JUN 2022			31 MARCH 2022			30 JUNE 2021
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$131,721	$68,330	$200,051	$111,154	$65,050	$176,204	$110,637	$45,790	$156,427
Net sales from services (2)	3,865	81,697	85,562	3,206	77,016	80,222	1,891	60,477	62,368
Net sales	135,586	150,027	285,613	114,360	142,066	256,426	112,528	106,267	218,795
Cost of product sales	48,463	39,039	87,502	40,625	38,727	79,352	37,701	27,600	65,301
Cost of service sales	—	24,148	24,148	—	21,335	21,335	145	15,420	15,565
Cost of sales	48,463	63,187	111,650	40,625	60,062	100,687	37,846	43,020	80,866
Gross margin	87,123	86,840	173,963	73,735	82,004	155,739	74,682	63,247	137,929
Gross margin %	64.3%	57.9%	60.9%	64.5%	57.7%	60.7%	66.4%	59.5%	63.0%

Research and development	13,316	44,231	57,547	9,896	38,520	48,416	12,313	41,639	53,952

	SIX MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2022			30 JUNE 2021
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$242,875	$133,380	$376,255	$207,939	$89,374	$297,313
Net sales from services (2)	7,071	158,713	165,784	3,588	112,913	116,501
Net sales	249,946	292,093	542,039	211,527	202,287	413,814
Cost of product sales	89,088	77,766	166,854	70,646	53,271	123,917
Cost of service sales	—	45,483	45,483	145	28,470	28,615
Cost of sales	89,088	123,249	212,337	70,791	81,741	152,532
Gross margin	160,858	168,844	329,702	140,736	120,546	261,282
Gross margin %	64.4%	57.8%	60.8%	66.5%	59.6%	63.1%

Research and development	23,212	82,751	105,963	21,556	79,414	100,970

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				SIX MONTHS ENDED
	30 JUN	30 JUN	Unit	Percent	30 JUN	30 JUN	Unit	Percent
	2022	2021	Change	Change	2022	2021	Change	Change
TASER 7	32,790	17,711	15,079	85.1%	64,185	41,071	23,114	56.3%
TASER X26P	8,831	7,012	1,819	25.9	15,169	15,241	(72)	(0.5)
TASER X2	2,745	9,788	(7,043)	(72.0)	4,751	18,626	(13,875)	(74.5)
TASER Consumer devices	5,157	6,307	(1,150)	(18.2)	11,358	14,993	(3,635)	(24.2)
Cartridges	1,536,332	1,413,329	123,003	8.7	2,626,271	2,423,089	203,182	8.4
Axon Body	59,851	45,572	14,279	31.3	122,413	91,666	30,747	33.5
Axon Flex	1,136	1,846	(710)	(38.5)	4,263	3,411	852	25.0
Axon Fleet	6,146	2,462	3,684	149.6	11,893	3,902	7,991	204.8
Axon Dock	5,314	5,283	31	0.6	13,378	12,069	1,309	10.8

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2022	31 MARCH 2022	30 JUNE 2021	30 JUN 2022	30 JUNE 2021
EBITDA and Adjusted EBITDA:
Net income (loss)	$50,962	$54,871	$(47,117)	$105,833	$(95,034)
Depreciation and amortization	6,210	5,755	4,291	11,965	8,582
Interest expense	3	8	17	11	22
Investment interest (income) loss	584	346	(502)	930	(1,035)
Provision for (benefit from) income taxes	17,475	17,622	(4,727)	35,097	(6,487)
EBITDA	$75,234	$78,602	$(48,038)	$153,836	$(93,952)

Adjustments:
Stock-based compensation expense	$21,162	$25,088	$137,549	$46,250	$227,159
Net realized and unrealized gains on strategic investments and marketable securities (1)	(47,985)	(55,851)	(40,855)	(103,836)	(40,855)
Transaction costs related to strategic investments and acquisitions	964	871	110	1,835	495
Loss on disposal and abandonment of intangible assets	8	40	119	48	130
Loss (gain) on disposal and impairment of property and equipment, net	83	106	(2)	189	43
Costs related to FTC litigation	291	4	147	295	380
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	2,217	—	3,669
Adjusted EBITDA	$49,757	$48,860	$51,247	$98,617	$97,069
Net income (loss) as a percentage of net sales	17.8%	21.4%	(21.5)%	19.5%	(23.0)%
Adjusted EBITDA as a percentage of net sales	17.4%	19.1%	23.4%	18.2%	23.5%

Stock-based compensation expense:
Cost of product and service sales	$1,066	$1,108	$1,838	$2,174	$3,327
Sales, general and administrative	8,610	12,982	114,089	21,592	185,104
Research and development	11,486	10,998	21,622	22,484	38,728
Total	$21,162	$25,088	$137,549	$46,250	$227,159

(1)	Includes unrealized gains of $28.6 million and realized gain of $12.3 million for the three and six months ended June 30, 2021.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2022	31 MARCH 2022	30 JUNE 2021	30 JUN 2022	30 JUNE 2021
Non-GAAP net income:
GAAP net income (loss)	$50,962	$54,871	$(47,117)	$105,833	$(95,034)
Non-GAAP adjustments:
Stock-based compensation expense	21,162	25,088	137,549	46,250	227,159
Net realized and unrealized gains on strategic investments and marketable securities (1)	(47,985)	(55,851)	(40,855)	(103,836)	(40,855)
Transaction costs related to strategic investments and acquisitions	964	871	110	1,835	495
Loss on disposal and abandonment of intangible assets	8	40	119	48	130
Loss (gain) on disposal and impairment of property and equipment, net	83	106	(2)	189	43
Costs related to FTC litigation	291	4	147	295	380
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	2,217	—	3,669
Income tax effects	6,344	7,405	(24,826)	13,749	(47,606)
Non-GAAP net income	$31,829	$32,534	$27,342	$64,363	$48,381

Diluted income (loss) per common share
GAAP	$0.71	$0.76	$(0.72)	$1.46	$(1.47)
Non-GAAP	$0.44	$0.45	$0.38	$0.89	$0.70

Diluted weighted average shares outstanding
GAAP	72,283	72,349	65,166	72,316	64,604
Non-GAAP (2)	72,283	72,349	71,689	72,316	69,544

(1)	Includes unrealized gains of $28.6 million and realized gain of $12.3 million for the three and six months ended June 30, 2021.
(2)	Non-GAAP diluted income per common share factors in higher diluted weighted average shares outstanding in periods where there is both a GAAP net loss and non-GAAP net income.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 JUN 2022	31 DEC 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$212,815	$356,332
Marketable securities	45,900	72,180
Short-term investments	118,514	14,510
Accounts and notes receivable, net	379,672	320,819
Contract assets, net	196,754	180,421
Inventory	154,297	108,688
Prepaid expenses and other current assets	61,839	56,540
Total current assets	1,169,791	1,109,490

Property and equipment, net	157,916	138,457
Deferred tax assets, net	100,548	127,193
Intangible assets, net	13,934	15,470
Goodwill	45,004	43,592
Long-term investments	24,925	31,232
Long-term notes receivable, net	8,992	11,256
Long-term contract assets, net	28,240	29,753
Strategic investments	281,691	83,520
Other long-term assets	100,982	98,247
Total assets	$1,932,023	$1,688,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	60,689	32,220
Accrued liabilities	100,980	103,707
Current portion of deferred revenue	253,185	265,591
Customer deposits	11,330	10,463
Other current liabilities	6,787	6,540
Total current liabilities	432,971	418,521

Deferred revenue, net of current portion	269,477	185,721
Liability for unrecognized tax benefits	7,692	3,797
Long-term deferred compensation	5,517	5,679
Deferred tax liability, net	1	811
Long-term lease liabilities	18,210	20,440
Other long-term liabilities	4,504	5,392
Total liabilities	738,372	640,361

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,139,086	1,095,229
Treasury stock	(155,947)	(155,947)
Retained earnings	215,716	109,883
Accumulated other comprehensive income (loss)	(5,205)	(1,317)
Total stockholders’ equity	1,193,651	1,047,849
Total liabilities and stockholders’ equity	$1,932,023	$1,688,210

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2022	31 MARCH 2022	30 JUNE 2021	30 JUN 2022	30 JUNE 2021
Cash flows from operating activities:
Net income (loss)	$50,962	$54,871	$(47,117)	$105,833	$(95,034)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,210	5,755	4,291	11,965	8,582
Purchase accounting adjustments to goodwill	58	—	—	58	—
Loss on disposal and abandonment of intangible assets	8	40	119	48	130
Loss (gain) on disposal and impairment of property and equipment, net	83	106	(2)	189	43
Realized and unrealized gains on strategic investments and marketable securities, net	(47,985)	(55,851)	(40,855)	(103,836)	(40,855)
Stock-based compensation	21,162	25,088	137,549	46,250	227,159
Deferred income taxes	8,021	18,029	(6,291)	26,050	(6,889)
Unrecognized tax benefits	2,530	1,365	(147)	3,895	47
Bond amortization	142	159	1,606	301	3,110
Noncash lease expense	1,723	1,556	1,539	3,279	2,650
Provision for expected credit losses	(45)	228	397	183	62
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(87,742)	7,495	(35,286)	(80,247)	(3,988)
Inventory	(32,849)	(14,260)	(2,368)	(47,109)	(1,848)
Prepaid expenses and other assets	4,386	(7,074)	(6,368)	(2,688)	(13,320)
Accounts payable, accrued and other liabilities	34,149	(9,580)	7,681	24,569	(10,381)
Deferred revenue	58,563	16,037	19,428	74,600	25,647
Net cash provided by operating activities	19,376	43,964	34,176	63,340	95,115
Cash flows from investing activities:
Purchases of investments	(108,240)	—	(82,463)	(108,240)	(238,288)
Proceeds from call / maturity of investments	2,273	7,200	162,560	9,473	294,814
Exercise of warrants from strategic investments	(6,555)	—	—	(6,555)	—
Proceeds from sale of strategic investments	—	—	14,546	—	14,546
Purchases of property and equipment	(12,749)	(17,098)	(13,510)	(29,847)	(24,031)
Purchases of intangible assets	(67)	(37)	(102)	(104)	(143)
Proceeds from disposal of property and equipment	4	87	38	91	48
Strategic investments	(61,000)	(500)	(500)	(61,500)	(20,500)
Business acquisition, net of cash acquired	(2,104)	—	—	(2,104)	—
Net cash provided (used) in investing activities	(188,438)	(10,348)	80,569	(198,786)	26,446
Cash flows from financing activities:
Net proceeds from equity offering	(3)	(71)	—	(74)	—
Income and payroll tax payments for net-settled stock awards	(931)	(1,388)	(3,267)	(2,319)	(10,312)
Net cash used in financing activities	(934)	(1,459)	(3,267)	(2,393)	(10,312)
Effect of exchange rate changes on cash and cash equivalents	(3,753)	(157)	73	(3,910)	(319)
Net increase (decrease) in cash and cash equivalents and restricted cash	(173,749)	32,000	111,551	(141,749)	110,930
Cash and cash equivalents and restricted cash, beginning of period	388,438	356,438	154,930	356,438	155,551
Cash and cash equivalents and restricted cash, end of period	$214,689	$388,438	$266,481	$214,689	$266,481

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2022	31 MARCH 2022	30 JUNE 2021	30 JUN 2022	30 JUNE 2021
Net cash provided by operating activities	$19,376	$43,964	$34,176	$63,340	$95,115
Purchases of property and equipment	(12,749)	(17,098)	(13,510)	(29,847)	(24,031)
Purchases of intangible assets	(67)	(37)	(102)	(104)	(143)
Free cash flow, a non-GAAP measure	$6,560	$26,829	$20,564	$33,389	$70,941
Net campus investment	3,543	5,217	2,873	8,760	3,781
Adjusted free cash flow, a non-GAAP measure	$10,103	$32,046	$23,437	$42,149	$74,722

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 JUN 2022	31 DEC 2021
	(Unaudited)
Cash and cash equivalents	$212,815	$356,332
Short-term investments	118,514	14,510
Long-term investments	24,925	31,232
Total cash and cash equivalents and investments, net	$356,254	$402,074